EXHIBIT 99.1
FOR RELEASE: November 7, 2007
Contact: Kevin M. Brophy
Director, Investor Relations
610.645.1020
kmbrophy@aquaamerica.com
Donna Alston
Manager, Communications
610.645.1095
dpalston@aquaamerica.com
AQUA AMERICA REPORTS EARNINGS FOR THIRD QUARTER 2007
Revenues increase 13 percent
BRYN MAWR, PA, November 7, 2007 — Aqua America, Inc. (NYSE: WTR) today reported diluted earnings per share for the quarter ended September 30, 2007 of $0.22 compared to earnings per share of $0.21 for the third quarter 2006. For the first nine months of 2007 the company reported diluted earnings per share of $0.53 versus $0.50 for the same period of 2006.
“I am pleased to announce positive financial performance for the third quarter and first nine months compared to the same periods of 2006, which were achieved despite the effects of the national housing slowdown and two disappointing and unexpected events in our southern operations: reduced water consumption in Texas due to heavy rainfall and the withdrawal of Aqua Florida’s rate proceeding,” said Aqua America Chairman and CEO Nicholas DeBenedictis.
Third quarter 2007 operating revenues increased 12.6 percent to $165.5 million from $147.0 million in the same period of 2006 as a result of acquisitions and rate increases. Corresponding net income was $29.5 million compared to $27.3 million for the same period in 2006.
For the nine months ended September 30, 2007, operating revenues increased to $453.4 million from $396.6 million in 2006, an increase of 14.3 percent. The increased revenues can be primarily attributed to acquisitions, rate case awards, organic customer growth and a return to more normal water consumption levels compared to the same period of 2006, except for Texas. Corresponding net income was $70.1 million for the first nine months of 2007 compared to $66.3 million for the same period in 2006.
“Acquisitions remain a key component of the company’s growth strategy,” said DeBenedictis. During the first nine months of 2007, the company closed 15 acquisitions representing approximately 11,000 new customers. In addition to acquisitions, the company experienced organic customer growth of more than 10,500 customers. As of September 30, the company served approximately 950,000 customers (approximately three million people). DeBenedictis added, “Our largest recent acquisitions — New York Water Service Corporation and Sea Cliff — continue to generate positive operating results and overall our acquisition program remains a top management priority.”

Aqua America has completed more than 200 acquisitions since the inception of its growth-through-acquisition strategy in the early 1990’s. Consequently, rate case management as well as continuous evaluations of our various assets and systems are important priorities.
So far this year, the company has been awarded rate increases in nine operating jurisdictions in Pennsylvania, New Jersey, Ohio, Virginia and five other states designed to increase total operating revenues on an annual basis by approximately $19.1 million. Additionally, nine rate cases have been filed and are pending for water and wastewater systems located in Florida, North Carolina, Maine, Indiana, Ohio, Pennsylvania, and Virginia. Further cases are planned for filing this year for water and wastewater systems in Pennsylvania, Missouri, New Jersey, Illinois, Florida, and Virginia. “These rate increase requests were filed to recover capital expenditures and higher operating costs such as power, chemical, and property taxes,” said DeBenedictis.
“As the company continues to evaluate its numerous assets and systems, disposing or pruning of underperforming facilities will become a complementary part of our strategy,” said DeBenedictis. For example, the company has signed a definitive agreement to sell several systems in Virginia during the next six months that is expected to generate proceeds totaling approximately $1.5 million, which is in excess of their corresponding book values.
Partially offsetting the increased revenues during the third quarter and first nine months of 2007 were higher operations and maintenance expenses as well as higher depreciation, interest and property tax expenses, compared to the same periods in 2006. “Total operating costs and expenses were up 15 percent for the quarter and 18 percent for the first nine months, not including interest and income taxes. Most of the increased operating expenses are associated with the New York Water acquisition, the Florida rate case write-off and inflationary pressures on power and chemicals,” said DeBenedictis. “The company continues to search for cost savings within the organization and remains committed to pursuing the lowest operations and maintenance expense to revenue ratio of any of the U.S. publicly traded water utilities.”
Aqua America’s Texas operating subsidiaries — chiefly in the Dallas / Ft. Worth, Waco / Granbury, Austin / San Antonio and suburban Houston regions — all experienced record rainfall this summer. For a water utility, excessive rainfall usually translates into less demand and correspondingly lower revenues as customers tend to reduce water usage for such activities as lawn watering and car washing. As a result, third quarter 2007 customer water usage for the company’s Texas operations was down 35 percent, or approximately $2.0 million less revenues, relative to the same period of 2006.
On August 28, 2007, Aqua America’s Florida operating subsidiary reached a settlement with the Florida Public Service Commission (FPSC) to withdraw its $7.3 million rate increase request. In conjunction with the settlement the company, the FPSC and other interested parties agreed to hold a collaborative workshop, which occurred in October 2007, to discuss rate consolidation. “The company was encouraged by the discussion at the workshop and plans to re-file its rate increase application in 2008,” said DeBenedictis. “It is important to note that many of these Florida customers have not had a rate increase since the early 1990’s.” Since 2003, when Aqua America acquired the Florida operations, it has invested more than $10 million in capital improvements.
In conjunction with the withdrawal, Aqua Utilities Florida — which comprises about 4 percent of Aqua America’s total customer base — agreed to refund customers the interim rates it had already billed. “The cumulative negative effect of this rate case withdrawal on third quarter earnings per share was approximately $0.02. While no further write-offs for this rate case filing are expected, this event will delay increased revenues until the re-filed case can be implemented” said DeBenedictis.

Also in the third quarter, Aqua America declared a nine percent cash dividend increase to its quarterly dividend from $0.115 per share to $0.125 per share. This increased dividend rate, which became effective with the September 1, 2007 dividend, is payable on December 1, 2007 to shareholders of record on November 16, 2007. This increase brings the company’s annualized dividend rate to $0.50 per share from $0.46 relative to the same period of 2006. Aqua America has increased its dividend rate 17 times in the last 16 years, and the company has paid a consecutive dividend for more than 60 years.
The company’s conference call with analysts will take place on Wednesday, November 7, 2007 at 11:00 a.m. Eastern Standard Time. The call will be webcast live so that interested parties may listen over the Internet by logging on to www.aquaamerica.com. The conference call will be archived in the investor relations section of the company’s Web site for 90 days following the call. Additionally, the call will be recorded and made available for replay at 2:00 p.m. on November 7, 2007 for 10 business days following the call. To access the audio replay in the U.S., dial 888.203.1112 (passcode 3837742). For international callers, dial 719.457.0820 (passcode 3837742).
Aqua America, Inc. is a publicly traded water utility holding company, with operating subsidiaries serving approximately three million residents in Pennsylvania, New York, Ohio, North Carolina, Illinois, Texas, Florida, New Jersey, Indiana, Virginia, Maine, Missouri, and South Carolina. Aqua America is listed on both the New York and Philadelphia Stock Exchanges under the ticker symbol WTR.
This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our plans for acquisitions to continue to be a key component of our long-term strategy and a top management priority, the impact of excessive rainfall on customer water usage, our plans to re-file the Florida rate case, management’s priorities on rate case management and the evaluation of the company’s assets and systems, the anticipated revenue from completed rate cases, the filing of additional rate requests to recover capital expenditures and higher operating costs, our plans to evaluate and dispose of underperforming assets, the expected proceeds from the sale of certain systems, the company’s search for savings, the company’s goal with respect to its ratio of operations and maintenance expenses to revenue and the expectation of no further write-offs related to the Florida rate case. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, housing and population growth trends, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives, and other factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 which is on file with the SEC. We undertake no obligation to publicly update or revise any forward-looking statement.

The following table shows selected operating data for the quarters and nine months ended September 30, 2007 and 2006 (in thousands, except per share data) for Aqua America, Inc.

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Operating revenues	$165,491	$146,950	$453,416	$396,648

Net income	$29,518	$27,331	$70,103	$66,281

Basic net income per share	$0.22	$0.21	$0.53	$0.51

Diluted net income per share	$0.22	$0.21	$0.53	$0.50

Average common shares outstanding:
Basic	133,003	131,660	132,675	130,242

Diluted	133,834	132,666	133,527	131,310

Aqua America, Inc. and Subsidiaries
Consolidated Statements of Income and Comprehensive Income
(In thousands, except per share amounts)
(Unaudited)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Operating revenues	$165,491	$146,950	$453,416	$396,648

Cost & expenses:
Operations and maintenance	67,069	59,127	190,698	165,876
Depreciation	21,065	18,334	61,657	52,419
Amortization	1,161	1,126	3,603	3,128
Taxes other than income taxes	10,849	8,840	33,596	24,991

Total	100,144	87,427	289,554	246,414

Operating income	65,347	59,523	163,862	150,234

Other expense (income):
Interest expense, net	17,103	14,752	50,093	43,668
Allowance for funds used during construction	(655)	(703)	(2,118)	(2,901)
Gain on sale of other assets	(260)	(91)	(648)	(834)

Income before income taxes	49,159	45,565	116,535	110,301
Provision for income taxes	19,641	18,234	46,432	44,020

Net income	$29,518	$27,331	$70,103	$66,281

Net income	$29,518	$27,331	$70,103	$66,281
Other comprehensive income, net of tax:
Unrealized holding gain on certain investments	903	127	1,121	326

Comprehensive income	$30,421	$27,458	$71,224	$66,607

Net income per common share:
Basic	$0.22	$0.21	$0.53	$0.51
Diluted	$0.22	$0.21	$0.53	$0.50

Average common shares outstanding:
Basic	133,003	131,660	132,675	130,242

Diluted	133,834	132,666	133,527	131,310

Aqua America, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands of dollars)
(Unaudited)

	September 30,	December 31,
	2007	2006

Net property, plant and equipment	$2,705,607	$2,505,995
Current assets	128,743	134,700
Regulatory assets and other assets	299,985	237,208

	$3,134,335	$2,877,903

Common stockholders’ equity	$964,939	$921,630
Long-term debt, excluding current portion	1,038,011	951,660
Current portion of long-term debt and loans payable	219,825	150,305
Other current liabilities	95,599	105,306
Deferred credits and other liabilities	815,961	749,002

	$3,134,335	$2,877,903